Exhibit 99.1

February 20, 2024

Andres A. Gutierrez, MD, PhD
Via Email

Dear Andres:

Reference is made to that certain Asset Purchase Agreement dated as of February 5, 2024 by and between Ayala Pharmaceuticals, Inc. (the “Company”) and Immunome, Inc. (the “APA”), and that certain Employment Agreement dated as of April 23, 2018 by and between the Company (then known as Advaxis, Inc.) and you (the “Employment Agreement”).

This letter will confirm our agreement that if you remain employed by the Company through the closing of the transactions contemplated by the APA (the “Closing”), (i) upon or as soon as practicable following the Closing, a payment will be made to you through payroll, subject to applicable withholding taxes, in the amount of $800,000, subject to your execution and non-revocation of a release of claims within 45 days following the date of the Closing substantially similar in form to the release attached as Exhibit A to the Employment Agreement, and (ii) any termination of your employment upon or following the Closing will be treated as a termination of employment pursuant to Section 4(c) of the Employment Agreement, and under no circumstances will you be entitled to any of the payments or benefits set forth in Section 4(b) of the Employment Agreement with respect to any such termination.  Should your employment terminate for any reason prior to the Closing, the current terms of the Employment Agreement without regard to this letter will control.

Except as set forth above, the terms of the Employment Agreement will remain in full force and effect.

Please confirm your acceptance to the terms of this letter by signing below and returning it to me.

Sincerely,

Ayala Pharmaceuticals, Inc.

By:         /s/ Kenneth A. Berlin
Kenneth A. Berlin
President and Chief Executive Officer

Agreed to and Accepted by:

/s/ Andres A. Gutierrez
Andres A. Gutierrez